Exhibit 10.1

May 5, 2014

Mr. Michael K. Neborak

Dear Michael,

This letter agreement confirms our agreement relating to your separation from employment with Willis North America Inc. (“WNA”) and its parents, subsidiaries and affiliates (collectively, the “Willis Group”). You acknowledge that you are hereby receiving notice that your employment will be terminated without “Cause” in accordance with Section 4 of your Employment Agreement with WNA, dated as of July 6, 2010 (your “Employment Agreement”) and Section 5 of your Offer Letter with WNA, dated June 17, 2010 (your “Offer Letter).

1. Employment Termination. Effective as of the date specified by the Willis Group, you will be deemed to resign from the position of Chief Financial Officer of Willis Group Holdings PLC (“Willis”) and all other positions that you hold with the Willis Group. Your employment with WNA will continue until it is terminated on July 1, 2014, which is at least 90 calendar days following the date hereof (the “Separation Date”).

During the period from the date hereof through the Separation Date (the “Transition Period”), WNA will continue to pay your current base salary and you will continue to be eligible to participate in the employee benefit plans that are generally made available to employees of WNA in accordance with the normal terms and conditions of such programs. Following your resignation as Chief Financial Officer of Willis, you agree to perform such services as may reasonably be requested by the Board of Directors of Willis. In its sole discretion, WNA may elect to direct you not to report to work and/or not to perform certain services during the Transition Period.

2. Severance. Subject to (a) your execution of the attached Release Agreement without revocation within three days after the Separation Date, (b) your compliance with this letter agreement, including Section 3 and Section 4 hereof, and (c) your employment not being terminated for “Cause” (as defined in your Offer Letter) prior to the Separation Date, you will receive the following payments and benefits, less applicable withholdings:

(i) an amount equal to 12 months of base salary ($600,000), which will be paid in equal installments over a period of 12 months following your Separation Date in accordance with normal payroll practices;

(ii) an amount equal to your target award under the Annual Incentive Plan ($600,000), which will be paid in equal installments over a period of 12 months following your Separation Date in accordance with normal payroll practices;

(iii) all of your unvested stock option, restricted stock unit and deferred cash awards that are scheduled to vest solely based on continued service (including performance-vesting awards that have been “earned” under the applicable award agreement) during the one year period following the Separation Date will accelerate and vest on the Separation Date. For the avoidance of doubt, with respect to any such awards that vest in installments, only such installments that are scheduled to vest during the one year period following the Separation Date will become vested on the Separation Date and any installments that are scheduled to vest after such period will be forfeited on the Separation Date;

(iv) each stock option granted to you which is vested (or becomes vested in accordance with this Section 2 on the Separation Date) will remain exercisable until the earlier of (A) 18 months following the Separation Date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and (B) the normal expiration date of such stock option that would have applied if your employment with WNA had continued; and

(v) continued participation for you, your spouse and covered dependents in the applicable group medical plan of the Willis Group in which you participate as of the Separation Date in accordance with the terms of such plan in effect from time to time for executive officers generally and so long as such continued participation is permissible under applicable law and does not result in any penalty or additional tax (other than taxes applicable to the payment of wages) upon you or the Willis Group or, in lieu of such continued coverage and solely in order to avoid any such penalty or additional tax, monthly payments equal to the excess of the COBRA rate (or equivalent rate) under such group medical plan over the amount payable generally by executive officers of Willis, in each case, until the earlier of (A) 12 months following the Separation Date or (B) the date that you (or your spouse or covered dependent but only as to the eligibility of such spouse or dependent) obtains new employment that offers group medical coverage.

3. Restrictive Covenants. You acknowledge that the confidential information, work for hire, non-competition, non-solicitation and other restrictive covenants and related provisions including in Section 2 and Section 3 of your Employment Agreement and Section 3 of your Agreement of Restrictive Covenants and Other Obligations with Willis Group Holdings Public Limited Company, dated as of May 2, 2011 (your “Restrictive Covenant Agreement”), and all other restrictive covenant agreements that you have entered into with the Willis Group in connection with the issuance of equity awards or otherwise, will continue in full force and effect in accordance with their terms; provided, that, the scope of the non-competition covenant in Section 3.3.2 of the Restrictive Covenant Agreement and all other non-competition covenants to which you are bound shall be limited to the ten entities set forth on Schedule 1 attached hereto and their respective affiliates and successors. For the avoidance of doubt, your termination of employment will occur upon the Separation Date for purposes of all such restrictive covenants and this Section 3 shall in no way limit the scope of any non-solicitation covenants (including non-solicitation of clients, customers and employees) to which you are bound. In addition, you agree that you will not, directly or indirectly, orally, in

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writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, disparage the Willis Group, its affiliates or their respective employees, directors or business relations. Nothing in this provision will be construed to prohibit you from (a) correcting any misstatement of fact by any person or (b) testifying truthfully in any legal or administrative proceeding or investigation, but you agree to inform the Willis Group as soon as reasonably practicable before delivering any such testimony. The severance payments payable to you pursuant to Section 2 hereof will be subject to discontinuance at the Willis Group’s sole discretion if you should violate the terms of any restrictive covenants in your Employment Agreement, Restrictive Covenant Agreement or other agreement with the Willis Group.

4. Return of Property. You agree to return to the Willis Group on the Separation Date, or such earlier date that the Willis Group may request, all property and documents in your possession, custody or control, including, without limitation, credit cards, computers and telecommunication equipment, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property of the Willis Group which you obtained in the course of your employment by the Willis Group, and you further agree not to retain copies of any such documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits.

5. Miscellaneous. This letter agreement constitutes the entire agreement between you and WNA with regard to the subject matter hereof and supersedes your Offer Letter and Sections 1 and 4 of your Employment Agreement. Any dispute under this letter agreement is subject to binding arbitration, as provided in Section 5 of the Employment Agreement. If under this letter agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

Please acknowledge your acceptance of the terms of this letter agreement by signing and dating this letter agreement as indicated below.

Sincerely,

/s/ Celia Brown
Name: Celia Brown
Title: Human Resources Director

Accepted and agreed:

/s/ Michael Neborak
Michael Neborak

May 8, 2014
Date

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Schedule 1

Named Competitors

1.	Alliant Insurance Services Inc.

2.	Aon Corp.

3.	Arthur J. Gallagher & Co.

4.	BB&T Insurance Services Inc.

5.	Brown & Brown Inc.

6.	Jardine Lloyd Thompson Group P.L.C.

7.	Lockton Cos., LLC

8.	Marsh & McLennan Cos. Inc.

9.	USI Holdings Corp.

10.	Wells Fargo Insurance Services Inc.

RELEASE AGREEMENT

This Agreement is entered into between Michael Neborak (the “Employee”) and Willis North America, Inc. (the “Employer”).

Employee and Employer agree as follows:

1. Release from Liability. Employee, individually and for Employee’s heirs, successors, administrators and assigns, hereby waives, releases, and covenants not to sue the Employer and/or its parent companies, sister companies and/or any of its other affiliated companies, and/or any of its/their insurers, and/or any of its/their successors, assigns, and/or any of its/their current or former employees, agents, officers, attorneys, directors, or partners (the Employer and such other entities and persons being collectively referred to as the “Released Parties”) with respect to any and all claims, damages, demands, losses, liabilities and causes of action, of any type that Employee may have against the Released Parties for any cause, matter or thing whatsoever, whether known or unknown, enforceable under any local, state or federal statute, regulation or ordinance, or common laws, which arose or occurred on or before the date this Agreement is executed by Employee. This general release of all claims by Employee against the Released Parties includes, but is not limited to, any claims in connection with or arising from Employee’s employment with, or separation of employment from, Employer, whether or not currently known to Employee or suspected to exist at the time of execution hereof.

Without limitation of the foregoing general release, the Employee expressly acknowledges that this release by Employee specifically includes, but is not limited to, a waiver and release by Employee of the Released Parties for all claims arising on or before the date this Agreement is executed by Employee for any alleged violation by the Employer or any of the Released Parties of any federal, state, or local statutes, ordinances, or common laws, including but not limited to the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, 42 U. S. C. § 2000e et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206, as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family Medical Leave Act, 29 U.S.C. § 2600 et seq., the Fair Labor Standards Act, and for any claims under any other federal, state or local statute, common law, acts, rules, ordinance, regulations or other laws and for any other claim of discrimination by reason of race, sex, national origin, handicap, religion or age, and for any claims for breach of contract, any claims in tort or in equity, any claims for wrongful discharge, any claims for any bonus, wages, vacation pay, or salary payments, any claims for any type of disability benefits, any claims under the Employee Retirement Income Security Act, any claims for work-related injury or illness (whether physical in nature or manifested psychological or emotional stress), any claims for breach of employment contract, any claims for breach of any implied covenant of good faith and fair dealing, any claims for infliction (negligent or intentional) of emotional distress and for any other claims arising out of Employee’s employment relationship with, or separation of employment relationship from, the Employer or any of the Employer’s parent companies, sister companies, or other affiliated companies. Employee acknowledges that this Agreement is intended to extinguish all claims by Employee against the Released Parties, known and unknown, which arose or occurred on or before the date this Agreement, is executed by Employee.

2. Consideration Period. Employee expressly acknowledges that Employer has advised Employee to consult with an attorney, should Employee desire to seek legal advice before executing this Agreement. Employee further acknowledges that Employee has been permitted to have a period of at least twenty-one (21) days in which to consider entering into this Agreement, and, as evidenced by Employee’s signature below, that Employee has had such period to read and review this document and to seek legal advice, and now freely and voluntarily, without coercion, enters into this Agreement, understanding the significance and consequences of its terms.

3. Revocation Period. Following the date of Employee’s execution of this Agreement, Employee shall have seven (7) days in which to revoke the Agreement. In the event that Employee exercises Employee’s right of revocation in the manner and within the time provided by this paragraph 3, this Agreement shall become null and void. To revoke this Agreement, the Employee must state in writing the intention to do so and must deliver that writing before the close of regular business hours on that seventh (7th) day to: Terri Hudson, Director of HR Operations, Willis North America Inc., 26 Century Boulevard, Nashville, TN 37214. Such notice of revocation must be addressed to the attention of Ms. Hudson and may be delivered (i) by hand delivery or (ii) by overnight courier or (iii) by certified mail, return receipt requested, or (iv) via facsimile transmission to 615-872-6336. Should Employee not exercise Employee’s right to revoke this Agreement within seven days after the date of execution, this Agreement shall be held in full force and effect and each party shall be obligated to comply with its requirements1.

4. Complete Agreement. This document embodies the complete understanding and agreement of the parties hereto relating to the subject matter hereof and is intended to supplant and supersede any other prior or contemporaneous agreements between Employer and Employee regarding the subject matter hereof; provided, that, the release in Section 1 above shall not apply to any obligation of the Employer pursuant to the letter agreement between Employee and Employer dated on or about May 5, 2014 (the “Letter Agreement”), any rights Employee may have under equity award agreements between Employee and Willis Group Holdings plc (“Willis Group”), any rights to indemnification from Employer or Willis Group that Employee may have, any rights to continuing directors’ and officers’ liability insurance to the same extent as Employer or Willis Group, as applicable, covers its other officers and directors, COBRA continuation coverage benefits, or vested benefits under benefit plans of Employer.

[1]	Employer shall not be bound by the terms of this Agreement until both Employer and Employee have signed this Agreement and the seven (7) day revocation period provided for in this Agreement has expired without revocation occurring.

5. Jurisdiction, Venue, Personal Jurisdiction and Controlling Law. Any dispute arising under this Agreement shall be governed by the laws of, and be litigated in the appropriate state or federal court located in, the state in which Employee was most recently assigned a regular office location by Employer (without giving effect to that state’s conflicts of law principles) and Employee hereby submits to the jurisdiction of such court in the event of any such dispute.

6. Successors and Assigns. The rights of Employer under this Agreement shall inure to the benefit of any and all of its successors, assigns, parent companies, sister companies, subsidiaries and affiliated corporations, and their respective successors, assigns, representatives, agents, officers, directors, attorneys, and employees.

7. Severability. In the event that any provision hereof shall be determined by any court of competent jurisdiction to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof.

8. Cooperation. Employee agrees to provide reasonable support and cooperation to Employer and its affiliates as well as its/their employees, directors, officers and legal counsel concerning any litigation matter or other dispute which involves the Employer and in which Employee has material knowledge by virtue of Employee’s employment with Employer. Such reasonable cooperation will include (as necessary), but will not necessarily be limited to, providing oral testimony (under oath in deposition, in court, or otherwise), meeting and speaking with Employer’s legal counsel on a reasonable basis, providing sworn affidavits and such other reasonable support and cooperation as may be reasonably needed by the Employer in connection with such litigation or disputes. If it becomes necessary for the Employer to obtain the reasonable support and cooperation of the Employee as contemplated above, the Employer will, in good faith and to the extent practicable, endeavor to reasonably accommodate Employee’s personal and work schedules.

9. Adequacy of Consideration: Employee further acknowledges and agrees that (i) the consideration provided to Employee by Employer in connection with the Letter Agreement is sufficient to support covenants made by Employee to Employer as set forth in this Agreement and (ii) following Employee’s execution of this Agreement and the expiration of the 7 day revocation period contemplated in this Agreement, Employee will at no time challenge the sufficiency and/or adequacy of the consideration provided in exchange for the various covenants provided by Employee to Employer within this Agreement.

10. Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

11. Counterparts. This Agreement may be executed in its original version or in any copies, counterparts or other duplicates, and thus all signatures need not appear in the same documents.

12. Facsimile Signature. This Agreement will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or other electronically-transmitted copy of the signature page.

13. Return of Executed Agreement. If Employee wishes to enter into this Agreement, Employee shall sign and date this Agreement where indicated below and return this Agreement to the attention of: HR Operations Willis North America Inc., 26 Century Boulevard, Nashville, Tennessee 37214.

IN WITNESS WHEREOF, Employee and Employer each has executed this Agreement as indicated below, with this Agreement to become effective in accordance with and subject to the terms of paragraph 3 above.

EMPLOYEE: Michael Neborak

DATE:

EMPLOYER: Willis North America, Inc.

By:
Authorized Agent

Printed Name

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